Exhibit 99.1

Newtek Business Services Corp. Reports Adjusted Net Investment Income of $0.50 Per Share for the Third Quarter of 2015

New York, N.Y. - November 3, 2015 - Newtek Business Services Corp. (“Newtek” or the “Company”), (NASDAQ: NEWT), an internally managed business development company (“BDC”), announced today its financial results for the three and nine months ended September 30, 2015.

Third Quarter 2015 Highlights:

•	Adjusted net investment income[1] for the three and nine months ended September 30, 2015 was $5.1 million, or $0.50 per share, and $15.4 million, or $1.50 per share, respectively.

•	Net asset value (“NAV”) was $174.7 million, or $16.88 per share, at September 30, 2015 compared with NAV of $166.4 million, or $16.31 per share, at December 31, 2014.

•	The Company’s Board of Directors adjusted NAV to $135.6 million, or $13.10 per share, on October 1, 2015 as a result of the declaration of the $34.0 million special dividend.

•	Funded $64.2 million of SBA 7(a) loans in the third quarter of 2015; an increase of 32.0% over the third quarter of 2014.

•	Reaffirm loan funding forecast of between $230 million and $270 million of SBA 7(a) loans in 2015, which represents an approximate 23.6% increase over 2014.
•At September 30, 2015 the Company’s:
•Total investment portfolio was $249.1 million.
•Debt-to-equity ratio was approximately 84.3%.

•
Completed sixth securitization of $40.8 million of Standard and Poor's AA rated Unguaranteed SBA 7(a) Loan-Backed Notes, the Company’s largest securitization to date. The Notes were priced and sold to investors at a yield of 2.5%, which represents an approximate 100 basis point improvement in the overall yield since the Company's last securitization.

•	Completed public offering of $8.3 million in aggregate principal amount of 7.5% Notes due 2022. The Notes trade on the Nasdaq Global Market under the trading symbol “NEWTZ.”

•
On October 15, 2015, the Company closed an underwritten offering of 2.3 million shares of common stock at a public offering price of $16.50 per share for total gross proceeds of approximately $38.0 million.

Portfolio Company Highlights:

•
Acquired Premier Payments LLC, one of the nation’s leading electronic payment processors with forecasted 2015 double-digit revenue and EBITDA year-over-year percentage growth, for approximately $16.5 million in cash and newly issued restricted shares of Newtek Common Stock.

Dividend Distributions:

•	On November 3, 2015, the Company paid its third quarterly cash dividend of $0.50 per share.

•
Through November 3, 2015, the Company has paid a total of $1.36 per share in cash dividends, which represents approximately 91% of adjusted net investment income[1] of $1.50 per share for the nine months ended September 30, 2015.

•
On October 15, 2015, the Company increased its forecast for its annual dividend for 2015, and currently expects to pay approximately $20.9 million, or $1.82[2] per share (based on 12.6 million shares of common stock currently outstanding; does not include the yet-to-be determined number of shares to be issued on December 31, 2015 in connection with the special dividend), which represents an approximate $2.3 million increase in the anticipated full year 2015 dividend payments compared to the previous forecast of $18.6 million, or $1.82[2] per share (based on the 10.3 million shares outstanding at time of forecast).

•
On October 1, 2015, the Company’s Board declared a special dividend of approximately $34.0 million, payable on December 31, 2015 to common shareholders of record as of November 18, 2015, in the amount of $2.69 per share based on 12.6 million shares of common stock outstanding (as adjusted for the October 15 closing of the 2.3 million share common stock offering).

The Company's Board of Directors expects to maintain a dividend policy with the objective of distributing quarterly distributions in an amount that approximates at least 90% to 98% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

1Adjusted net investment income (loss) = Net investment income (loss) + Net realized gains.
2Amount and timing of dividends, if any, remain subject to the discretion of The Company’s board of directors.

Barry Sloane, Chairman, President and Chief Executive Officer commented, “We are proud of our continued solid performance this quarter. Our financial results for the third quarter of 2015, with adjusted net investment income of $0.50 per share, continue to be indicative of the execution of our strategy. We continue to consistently return these earnings to our shareholders and, through today, have paid a total of $1.36 per share in cash dividends in 2015, which equates to approximately 91% of our adjusted net investment income of $1.50 per share for the nine months ended September 30, 2015. We recently increased our forecast for our 2015 annual cash dividend, and currently expect to pay a total of approximately $20.9 million, or $1.82 per share, based on the current outstanding share count of 12.6 million shares. This revised guidance represents an overall approximate $2.3 million increase compared to the previously issued full year 2015 dividend forecast.”
Mr. Sloane continued, “We are pleased that the market has taken notice of and participated in our continued success. Our stock has performed well and, in fact, over the last 12 months, including dividends and appreciation, our stock price has realized an approximate 29% return. We continue to prove our ability to access the capital markets and were able to successfully complete both a public debt offering of 7.5% Notes, and a public equity offering of a 2.3 million shares, raising capital to invest in the continued growth of our business. In addition, we further broadened our institutional shareholder base and obtained additional research coverage from Compass Point Research & Trading, LLC and Raymond James and Associates, Inc. Newtek currently has five independent research analysts covering the Company, compared to one independent research analyst covering the Company one year ago. Furthermore, we completed our sixth and largest securitization to date of $40.8 million, securing a 100 basis point improvement in the overall yield since the Company's last securitization. We believe the above-mentioned accomplishments are all testament to the market’s confidence in our ability to execute on our strategy to continue to expand our business and deliver attractive returns to our shareholder base.”

Mr. Sloane added, “We continued to build and expand our business services footprint as well as added new products to further broaden our existing product lines. We announced last quarter that we acquired Premier Payments LLC, one of the leading electronic payment processors in the nation, as a wholly owned portfolio company, for approximately 6x 2015 forecasted EBITDA. As expected, this acquisition has been accretive to our third quarter of 2015 earnings as Premier Payments recorded a close to 20% pro forma increase in revenue during the third quarter of 2015 over the same period last year. We expect to continue to look for opportunities in the market as we expand our presence in the business services arena. In November 2015, one of our portfolio companies is expected to close its first SBA 504 loan, leveraging our 12-year experience in the SBA loan market. We are excited about the opportunities in this particular lending market as we believe that sales of these loans can yield attractive returns on investment of approximately 40%, and we expect will complement our flourishing SBA 7(a) loan business, which is currently on track to fund between $230 million and $270 million of SBA 7(a) loans in 2015, an approximate 23.6% increase over 2014. We expect our portfolio companies to continue the expansion of the SBA 504 program, as well as the accounts receivable and inventory financing businesses, as part of our strategy of building on our portfolio companies’ existing product lines to maximize our overall profitability.”

Mr. Sloane concluded, “As our one-year anniversary of converting to a BDC approaches on November 12, 2015, we believe we have accomplished all of our near-term goals and strategically positioned the Company to effectuate its long-term strategy of delivering continued growth, profitability and market performance. We look forward to continuing on this path and appreciate the market’s confidence in our ability to achieve continued success.”

Investor Conference Call and Webcast

A conference call to discuss the third quarter 2015 results will be hosted by Barry Sloane, Chairman, President and Chief Executive Officer, and Jennifer Eddelson, Executive Vice President and Chief Accounting Officer, tomorrow, Wednesday, November 4, 2015 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.
A live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events.cfm. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation.
Use of Non-GAAP Financial Measures

In evaluating its business, Newtek considers and uses adjusted net investment income as a measure of its operating performance. Adjusted net investment income includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans, which is a reoccurring event. The Company defines Adjusted net investment income (loss) as Net investment income (loss) plus Net realized gains (losses).

The Company defines Adjusted EBITDA as earnings before, interest expense, taxes, depreciation and amortization, corporate overhead allocation, unrealized gains and losses and stock compensation expense.  Newtek uses Adjusted EBITDA as a supplemental measure to review and assess the operating performance of its portfolio companies.  The Company also presents the Adjusted EBITDA of its portfolio companies because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.
The terms Adjusted net investment income and Adjusted EBITDA, are not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and are not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  Adjusted net investment income and Adjusted EBITDA, have limitations as analytical tools and, when assessing the Company’s operating performance, and that of its portfolio companies, investors should not consider Adjusted net investment income and Adjusted EBITDA in isolation, or as a substitute for net investment income (loss), or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, Adjusted net investment income and Adjusted EBITDA do not reflect the Company’s, or its portfolio companies’, actual cash expenditures.  Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools.  The Company compensates for these limitations by relying primarily on its GAAP results supplemented by Adjusted net investment income and Adjusted EBITDA.
About Newtek Business Services Corp.

Newtek Business Services Corp., The Small Business Authority®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 States to help them grow their sales, control their expenses and reduce their risk.

Newtek’s products and services include: Business Lending, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Accounts Receivable Financing, The Secure Gateway, The Newtek Advantage™, Insurance Services, Web Services, Data Backup, Storage and Retrieval and Payroll.
The Small Business Authority® is a registered trade mark of Newtek Business Services Corp., and neither are a part of, or endorsed by the U.S. Small Business Administration.
Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@thesba.com

Public Relations
Contact: Simrita Singh
Telephone: (212) 356-9566 / ssingh@thesba.com